Exhibit 10.2

SHF, LLC

PARTICIPANT RETENTION PLAN

RETENTION AGREEMENT

THIS RETENTION AGREEMENT (the “Agreement”) made as of this ___ day of ___________, 2026 (the “Effective Date”), by and between SHF, LLC (the “Company”) and «Name» (the “Participant”), sets forth the terms of the Participant’s Retention Incentive as provided under the SHF, LLC Retention Plan (the “Plan”). For the purpose of this Agreement, all capitalized terms in this Agreement shall have the definition ascribed to them in the Plan.

1.	Retention Incentive. The Participant is entitled to a Retention Incentive equal to, as applicable:

a.	upon a Change in Control, the payment of [one hundred percent] [100%] of the Participant’s Base Salary as of the Change in Control [and, in the event of such Participant’s Qualifying Termination within twelve months after such Change in Control, up to twelve (12) months of Company-paid COBRA benefits, provided the Participant (and the Participant’s dependents, as applicable) remains eligible for, and timely elects, such COBRA coverage, subject to the terms and conditions as set forth in this Agreement and the Plan]. Notwithstanding the foregoing, in the event a Participant is terminated other than for cause within ninety (90) days prior to the occurrence of a Change in Control, such Participant shall be entitled to receive the Retention Incentive related to such Change in Control.

b.	during the period of an Insolvency, the Base Salary of the Participant shall be at the rate of [one hundred and forty percent (140%)] of such Participant’s Base Salary immediately prior to such insolvency, payable in equal installments in accordance with the Company’s normal payroll practices, subject to the terms and conditions as set forth in this Agreement and the Plan. The increased Base Salary rate described in this subsection (b) shall be earned based on achievement of objective performance milestones tied to the reorganization, rather than solely on continued employment. Illustrative milestones include maintaining Company revenue or operational metrics at or above levels specified by the Committee during the pendency of the case, compliance with the terms and covenants of any debtor-in-possession financing, and achievement of confirmation of a plan of reorganization within a timeframe specified by the Committee. The Committee shall specify the applicable milestones, their respective weightings, and the portion of the Retention Incentive payable upon achievement of each, promptly following Insolvency. [Notwithstanding the foregoing, in the event of such Participant’s Qualifying Termination during the period of an Insolvency, the Participant shall be entitled to receive up to twelve (12) months of Company-paid COBRA benefits, provided the Participant (and the Participant’s dependents, as applicable), remain eligible for, and timely elect, such COBRA coverage.]

In the event the Participant remains actively employed in Good Standing with the Company, or continues providing services as a member of the Board, as applicable, on the Retention Date and through the payment of the Retention Incentive Payment(s), the Participant will be eligible to receive the Retention Incentive(es).

As indicated herein, the Participant must sign and not timely revoke a Release Agreement as a condition of receiving payment of a Retention Incentive Payment. With respect to Insolvency, the Participant shall only be required to sign a Release Agreement prior to the initial installment of the Retention Incentive. The Participant shall not sign a Release Agreement any sooner than the applicable Retention Date. For the purposes of the timing of payment of the Retention Incentive under this Agreement, the Company shall make payment of the applicable Retention Incentive Payment as soon as administratively practicable after the Retention Date upon expiration of the seven (7) day Revocation Period described in the Release Agreement (but in no event later than the March 15th of the calendar year following the calendar year in which the Retention Date occurs).

2.	Release Agreement. Payment to the Participant of the payments and benefits as set forth in Section 1 shall be conditioned upon the Participant’s execution, delivery and non-revocation of a valid and enforceable general release of claims satisfactory to the Company (the “Release Agreement”) in favor of the Company Released Parties (as defined therein). The form of the Release Agreement shall be substantially in the form attached hereto as Exhibit A but which may be modified by the Company taking into account applicable local law.

3.	Successors; Binding Agreement. The Plan and this Agreement shall be binding upon and shall inure to the benefit of the Company and its successors and assigns, and the Company shall have the right to assign its obligations under the Plan and this Agreement, in whole or in part, to any successor employer or its affiliates, in which case, the Company shall have no further liability with respect to the assigned obligations (but shall remain entitled to its rights or benefits) pursuant to the Plan and this Agreement.

4.	Non-exclusivity of Rights. Nothing in this Agreement shall prevent or limit the Participant’s continuing or future participation in any benefit, bonus, incentive or other plan or program provided by the Company and for which the Participant may qualify, nor shall anything herein limit or reduce such rights as the Participant may have under any other agreements with the Company. Amounts which are vested benefits or which the Participant is otherwise entitled to receive under any plan or program of the Company shall be payable in accordance with such plan or program, except as explicitly modified by the Plan.

5.	No Guaranteed Employment or Right to be Retained. The Participant and the Company acknowledge that, except as may otherwise be provided under any other written agreement between the Participant and the Company, the employment of the Participant by the Company is “at will” and may be terminated by either the Participant or the Company at any time. Similarly, if applicable, the existence of this Plan and Agreement shall not provide Participant with any guaranteed term of service on the Board. The terms of this Agreement and the Plan are not intended to and should not be construed as providing a guarantee of employment or service on the Board for a specific term or length of time.

6.	Confidentiality. The Participant agrees and understands that in the Participant’s position with the Company, the Participant has been and will be exposed to and has and will receive information relating to the confidential affairs of the Company and its affiliates (the “Confidential Information”). Confidential Information shall not include information that is generally known to the public or within the relevant trade or industry other than due to the Participant’s violation of this Section 6 or violation of any other confidentiality agreement executed by Participant or disclosure by a third party who is known by the Participant to owe the Company an obligation of confidentiality with respect to such information. The Participant agrees that at all times during the Participant’s employment with the Company and thereafter, the Participant shall not disclose such Confidential Information, either directly or indirectly, to any Person without the prior written consent of the Company and shall not use or attempt to use any such information in any manner other than in connection with the Participant’s employment with the Company, unless required by law to disclose such information, in which case the Participant shall provide the Company with written notice of such requirement as far in advance of such anticipated disclosure as possible. This confidentiality covenant has no temporal, geographical or territorial restriction. Upon termination of the Participant’s employment with the Company or service on the Board, or upon request by the Company at any time, the Participant shall promptly supply to the Company, all property, keys, notes, memoranda, writings, lists, files, reports, customer lists, correspondence, tapes, disks, cards, surveys, maps, logs, equipment, computers, machines, telephones, technical data and any other tangible product or document which has been produced by, received by or otherwise submitted to the Participant during or prior to the Participant’s employment with the Company or service on the Board, and any copies thereof in Participant’s (or capable of being reduced to Participant’s) possession. The foregoing obligations are in addition to and do not supersede any other confidentiality or return of property covenants to which the Participant has agreed in connection with his/her employment with the Company.

Notwithstanding the above, nothing in this Agreement is intended to or shall be interpreted to prohibit disclosure of information to the limited extent permitted by and in accordance with the federal Defend Trade Secrets Act of 2016 (“DTSA”). Stated otherwise, disclosures that are protected by the DTSA as follows do not violate this Agreement. The DTSA provides that: “(1) An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that – (A) is made – (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.” The DTSA further provides that: “(2) An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual – (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.”

7.	Non-Disparagement. The Participant agrees that he or she will not make or publish any statement critical of the Company or any of its affiliates or their respective executive officers, directors, and Participants or in any way adversely affecting or otherwise maligning the business or reputation of the Company, its affiliates and their respective officers, directors and Participants. This section shall not prohibit the Participant or the Company or any of its/his/her representatives from taking action to enforce their rights under this Agreement, making disclosures required by law or the rules and regulations of any securities exchange upon which the securities of the Company are listed, from cooperating with or responding to any governmental, administrative or judicial investigations or proceedings, or submitting a complaint to any governmental or administrative tribunal.

8.	Consent. By executing this Agreement, the Participant hereby approves and consents to the terms of the Agreement.

9.	Miscellaneous. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Participant and the Company or, in the event of assignment, the successor employer. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreement or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement.

10.	Section 409A Considerations. All of the payments and benefits payable pursuant to this Agreement are intended to comply with, or be exempt from, Section 409A to the extent the requirements of Section 409A are applicable hereto, and the provisions of this Agreement shall be construed and administered in a manner consistent with that intention. Notwithstanding anything herein to the contrary, (i) if at the time of Participant’s termination of employment with the Company, Participant is a “specified Participant” as defined in Section 409A, and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such termination of employment is necessary in order to prevent any accelerated or additional tax under Section 409A, then the Company will defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to Participant) to the extent necessary to comply with the requirements of Section 409A until the first business day that is more than six (6) months following Participant’s termination of employment with the Company (or the earliest date as is permitted under Section 409A) and (ii) if any other payments of money or other benefits due to Participant hereunder could cause the application of an accelerated or additional tax under Section 409A, such payments or other benefits shall be deferred if deferral will make such payment or other benefits compliant under Section 409A, or otherwise such payment or other benefits shall be restructured, to the extent possible, in a manner that does not cause such an accelerated or additional tax. In the event that payments under this Agreement are deferred pursuant to this section in order to prevent any accelerated tax or additional tax under Section 409A, then such payments shall be paid at the time specified hereunder without any interest thereon. For purposes of Section 409A of the Code, each payment made under this Agreement shall be designated as a “separate payment” within the meaning of Section 409A. Without limiting the foregoing, the terms “terminates” or “termination of employment” or similar terms used in the Plan shall be interpreted to mean to occur when a “separation of service” occurs as defined under Section 409A.

11.	Governing Law. This Agreement shall be governed by the laws of the State of Delaware and without regard to the conflicts of laws provisions thereof. Any dispute arising hereunder shall be resolved pursuant to arbitration held in Denver, Colorado, under the then-applicable rules of the American Arbitration Association. Such arbitration may be initiated by the Company or by the Participant, and the award shall be final and binding and judgment thereon may be entered in any court of jurisdiction. Such award may, in the panel’s discretion, allocate arbitration costs and legal and other related fees, failing which each party shall bear its own. No award may include incidental, consequential, multiple or punitive damages.

12.	Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

13.	Entire Agreement. This Agreement (together with the Plan) constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements, if any, understandings and arrangements, oral or written, between the parties hereto with respect to the subject matter hereof except that any non-solicitation, confidentiality and/or return of property agreements between the parties are not superseded but expressly preserved by this Agreement.

14.	Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all such counterparts shall together constitute one and the same instrument.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer and the Participant has executed this Agreement as of the day and year first above written.

SHF, LLC

By:
Name:
Title:

PARTICIPANT

«Name»

Exhibit A

Release Agreement

This Release Agreement (this “Release Agreement”) dated as of [ ], 202[ ] (the “Effective Date”) is entered into by [  ] (the “Participant”) for the benefit of [insert] (the “Company”), and its affiliates.

In consideration of the payment(s) described in Section 1 of the Retention Agreement (the “Retention Agreement”) dated as of _______ __, 2026 by and between [insert] and the Participant and other good and valuable consideration, which are given to the Participant specifically in exchange for this release as a result of negotiations between the Company and the Participant, the Participant, on behalf of himself/herself, his/her heirs, successors and assigns, hereby irrevocably and knowingly, voluntarily and unconditionally releases and discharges Company and its past and present parents, subsidiaries, divisions, related or affiliated entities, and all officers, directors, agents, insurers, attorneys, Participants, or trustees of any or all of the aforesaid entities (hereinafter collectively referred to as “Company Released Parties”), from any and all claims, charges, causes of action, losses and damages (including attorneys’ fees and costs incurred) (“Claims”), known and unknown, including, but not limited to, those Claims related in any way to the Participant’s employment with the Company or any of its affiliates, or the termination of Participant’s employment relationship or position as an officer or Participant of the Company, arising on or prior to the Effective Date. The waivers in this Release Agreement shall not waive the Participant’s rights respecting (i) the Company’s obligations under the Retention Agreement and (ii) claims for benefits under any health, disability, retirement, life insurance or other, similar Participant benefit plan (within the meaning of Section 3(3) of the Participant Retirement Income Security Act of 1974, as amended (“ERISA”)) of the Company.

For the purposes of implementing a full and complete release and discharge of the Company Released Parties, the Participant expressly acknowledges that this Release Agreement is intended to include in its effect, without limitation, all Claims which Participant does not know or suspect to exist in his/her favor at the time the Participant signs this Release Agreement, and that this Release Agreement is intended to fully and finally resolve any such Claim or Claims.

Without limitation of the foregoing, this release specifically includes, but is not limited to, rights and claims under the local, state or federal laws prohibiting discrimination in employment, including the Americans with Disabilities Act, the Age Discrimination in Employment Act, the Family and Medical Leave Act, ERISA (except as otherwise stated herein), Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Sarbanes Oxley Act of 2002, the Fair Labor Standards Act, the Portal to Portal Act, the National Labor Relations Act, as well as any other local, state, federal or foreign laws or common law theories relating to discrimination in employment, the termination of employment, or personal injury, including without limitation all claims for wrongful discharge, breach of contract, breach of an implied covenant of good faith and fair dealing, intentional infliction of emotional distress, tortious interference with contract or prospective economic advantage, defamation, loss of consortium, infliction of emotional distress; or any claim for any compensation, including, but not limited to additional compensation, back pay, front pay, or benefits (other than as provided for in the Retention Agreement), severance, reinstatement, or any other form of economic loss; and all claims for personal injury, including, but not limited to: mental anguish, emotional distress, pain and suffering, humiliation, and damage to name or reputation; and all claims for liquidated damages and punitive damages and all claims for counsel fees and costs.

A-1

The Participant represents that he/she has not filed any Claim that was released in this Release Agreement against the Company Released Parties with any court or government agency, and that he will not, to the extent allowed by applicable law, do so at any time in the future; provided, however, that the covenants contained in herein will not prevent the Participant from filing a claim to enforce the terms of the Retention Agreement or any other Claim not released hereunder. Should the Participant institute any claim released by this Agreement, or should any other person institute such a claim on the Participant’s behalf, the Participant will reimburse the Company or applicable party, as applicable, for any legal fees and expenses incurred in defending such a claim. If any government agency brings any claim or conducts any investigation against the Company, nothing in this Release Agreement shall prevent the Participant from cooperating in such proceedings.

Participant represents that he/she has read carefully and fully understands the terms of this Release Agreement, and that Participant has been advised to consult with an attorney and has had the opportunity to consult with an attorney prior to signing this Release Agreement. Participant acknowledges that he/she is executing this Agreement voluntarily and knowingly and that he/she has not relied on any representations, promises or agreements of any kind made to Participant in connection with Participant’s decision to accept the terms of this Agreement, other than those set forth in the Retention Agreement and this Release Agreement. Participant acknowledges that Participant has been given at least [forty-five (45)] days to consider whether Participant wants to sign this Release Agreement and that the Age Discrimination in Employment Act gives Participant the right to revoke this Release Agreement within seven (7) days after it is signed, and Participant understands that he/she will not receive any payments not otherwise due him/her under this Agreement until such seven (7) day revocation period (the “Revocation Period”) has passed and then, only if Participant has not revoked this Agreement. Participant may revoke the Agreement during the Revocation Period by providing written notice of the revocation to the Company’s [insert title] at the Company’s corporate office at [insert address]. Upon such revocation, this Agreement and Section 1 of the Retention Agreement shall be null and void and of no further force and effect. To the extent Participant has executed this Agreement within less than [forty-five (45)] days after its delivery to the Participant, Participant hereby acknowledges that his/her decision to execute this Release Agreement prior to the expiration of such [forty-five (45)] day period was entirely voluntary.

The release of claims set forth above and the other terms of this Agreement do not prohibit the Participant from disclosing the terms of this Agreement to, filing a complaint with and/or providing information to the Equal Employment Opportunity Commission, the National Labor Relations Board, the Securities and Exchange Commission (SEC) or any other governmental entity, related to Participant’s employment or separation of employment. However, the Participant understands and acknowledges that the release of claims set forth above will completely bar any recovery or relief obtained on the Participant’s behalf, whether monetary or otherwise, with respect to any of the claims that the Participant has released against any and all of the Company Released Parties. Notwithstanding the foregoing, nothing set forth in this Agreement limits the Participant’s right to receive a monetary award for information provided to the SEC pursuant to Rule 21F-17 promulgated under the Securities Exchange Act of 1934, as amended.

A-2

The Participant understands and acknowledges the significance of this Release Agreement and acknowledges that this Release Agreement is voluntary and has not been given as a result of any coercion. The Participant also acknowledges that he/she has been given full opportunity to review the Retention Agreement and this Release Agreement, that he/she has been specifically advised to consult with legal counsel prior to signing it, that he/she has in fact carefully reviewed it with his/her attorney before signing it, and that he/she executes this Release Agreement only after full reflection and analysis.

Other than as to rights, claims and causes of action arising under the ADEA, the release of claims set forth in this Release Agreement shall be immediately effective upon execution by the Participant.

The Participant acknowledges and agrees that he/she has not, with respect to any transaction or state of facts existing prior to the date hereof, filed any complaints, charges or lawsuits against any Company Released Party with any governmental agency, court or tribunal.

The Participant acknowledges that the payment(s) the Participant is receiving under Section 1 of the Retention Agreement in connection with the release of claims set forth in this Release Agreement are in addition to anything of value to which the Participant is entitled from the Company.

Each provision hereof is severable from this Release Agreement, and if one or more provisions hereof are declared invalid, the remaining provisions shall nevertheless remain in full force and effect. If any provision of this Release Agreement is so broad, in scope, or duration or otherwise, as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

This Release Agreement constitutes the complete agreement in respect of the subject matter hereof and shall supersede all prior agreements between the Company and the Participant in respect of the subject matter hereof except to the extent set forth herein.

The failure to enforce at any time any of the provisions of this Release Agreement or to require at any time performance by the Participant of any of the provisions hereof shall in no way be construed to be a waiver of such provisions or to affect the validity of this Release Agreement, or any part hereof, or the right of the Company thereafter to enforce each and every such provision in accordance with the terms of this Release Agreement.

This Release Agreement shall be binding upon any and all successors and assigns of the Participant and the Company.

Except for issues or matters as to which federal law is applicable, this Release Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware without giving effect to the conflicts of law principles thereof.

IN WITNESS WHEREOF, the Participant has executed this Agreement as of the date set forth above.

Participant

A-3